Exhibit 4.51

STRATEGIC COOPERATION AGREEMENT

AMONG

SHENZHEN TENCENT COMPUTER SYSTEMS CO., LTD.

TENCENT CLOUD COMPUTING (BEIJING) COMPANY LIMITED

TENCENT DADITONGTU (BEIJING) TECHNOLOGY COMPANY LIMITED

CHONGQING JD HAIJIA E-COMMERCE CO., LTD.

AND

JD CLOUD COMPUTING CO., LTD.

June 29, 2022

This STRATEGIC COOPERATION AGREEMENT (this “Agreement”), dated as of June 29, 2022, is made in Shenzhen, Guangdong by and among:

Party A-1: Shenzhen Tencent Computer Systems Co., Ltd., a company duly incorporated under the laws of the PRC, with its registered address at 35/F., Tencent Building, Middle 1st Road of Science and Technology, Ma Ling Community, Yuehai Street, Nanshan District, Shenzhen (“Party A-1” or “Tencent Computer”);

Party A-2: Tencent Cloud Computing (Beijing) Company Limited, a company duly incorporated under the laws of the PRC, with its registered address at 309 West, 3rd Floor, No. 49 Zhichun Road, Haidian District, Beijing (“Party A-2” or “Tencent Cloud”);

Party A-3: Tencent Daditongtu (Beijing) Technology Company Limited, a company duly incorporated under the laws of the PRC, with its registered address at 224, 2nd Floor, No. 49 Zhichun Road, Haidian District, Beijing (“Party A-3” or “Dadi Tongtu”, together with Party A-1 and Party A-2, “Party A”);

Party B-1: Chongqing JD Haijia E-Commerce Co., Ltd., with its registered address at 6 Huandao East Road, Logistics Base, Nan Peng Road, Banan District, Chongqing (“Party B-1” or “Chongqing Haijia”);

Party B-2: JD Cloud Computing Co., Ltd., with its registered address at Room 302, Building 2#, Jingdong Cloud Eastern Data Center of China, Hubin New District, Suqian (“Party B-2” or “JD Cloud Computing”, together with Party B-1, “Party B”).

Party A and Party B are hereinafter collectively referred to as the “Parties”, and individually as a “Party”.

WHEREAS:

1.

Tencent (as defined below) is a leading technology company in China that provides communications and social, digital content, gaming, advertising, financial technology, cloud and other corporate services;

2.

JD (as defined below) is a supply-chain-based technology and service company, and currently engages businesses in retail, technology, logistics, health, insurance, production and development, and overseas etc.;

3.

Tencent and JD have entered into a Strategic Cooperation Agreement and other related agreements on March 10, 2014 (the “2014 Agreement”), and have entered into another Strategic Cooperation Agreement and other related agreements on May 10, 2019 (the “2019 Agreement”, together with the 2014 Agreement, the “Original Agreements”);

4.	After execution of the Original Agreements, Tencent and JD have carried out good cooperation. The Parties agree to enter into this Agreement with the view to continuing business cooperation;

5.

The Parties understand and agree that the business cooperation and support provided under this Agreement is a framework agreement, and the specific details shall be subject to further discussion and materialization by the personnel of the Parties after execution of this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	Definitions

The following terms in this Agreement shall have the following meanings:

(1)

“Tencent” means Tencent Holdings Limited and its Affiliates (including without limitation, Tencent Computer, Tencent Cloud or Dadi Tongtu, and may refer to one or more companies depending on the context).

(2)	“JD” means JD.com, Inc. and its Affiliates (including without limitation, Chongqing Haijia and JD Cloud Computing, may refer to one or more companies depending on the context).

(3)

“Affiliate” means, in respect of any company (or any other entity), any other entity that directly, or indirectly through one or more intermediaries controlled by, controlling, or under common control with, such company. For purposes of this definition, “control” means the possession of more than 50% equity interests or voting rights, or the power to decide or control the operations of a company (or any other entity) by contract or otherwise. In respect of each of the Parties, its Affiliate means any subsidiary directly or indirectly controlled by it (including any subsidiary controlled by VIE structure).

(4)

“Weixin” means the cross-platform communication tool provided by Tencent, which supports single- and multi-person participation, instant messaging services by voice, short message, video, picture and text, and provides users with relationship chain expansion tools, convenient tools, public platform, open platform and other software functions and services, but excludes WeChat.

(5)

“Tencent Cloud” means the cloud computing brand built by Tencent, which helps digital transformation of various industries with superior technological capabilities and provides global customers with high-quality cloud computing, big data and artificial intelligence services and customized industry solutions, including but not limited to public cloud, network infrastructure, dedicated servers, security components and software architecture as well as related operation and maintenance services.

(6)

“Tencent Membership” means the value-added member services for monthly, quarterly and annual service subscribers and membership systems offered by all business lines of Tencent, including without limitation Tencent Video VIP/SVIP Membership, Tencent Sports VIP and Tencent Music Membership.

(7)

“Confidential Information” means (a) any non-public information, whether in written, oral or any other form, concerning the organization, business, technology, investment, finance, commerce, transactions or affairs of any Party; (b) the existence or contents of this Agreement and the terms of any other agreements entered into pursuant to this Agreement; and (c) any information prepared by a Party that is shown to be, or contains, confidential information.

(8)

“Intellectual Property” means all intellectual property rights (whether or not registered, including all pending applications for registration of such rights and rights to apply for registration or renewal of such rights) owned by or legally licensed to any subject that are being used or need to be used by such subject in the course of its current business operations, including but not limited to patents, design patents, designs, copyrights (including personality rights of copyright and neighboring rights of copyright), database rights, integrated circuit rights, trademarks, trade names, logos and other trading marks used in business, Internet domain name, proprietary technology rights and any rights having the same or similar effect or nature as or to any of the foregoing rights in any part of the world.

(9)

“Applicable Law” means, with respect to any individual or entity, any law, regulation, rule, guideline, directive, treaty, judgment, decree, order, notice, ruling or decision of any governmental authority, regulatory authority or stock exchange that is applicable to such individual or entity.

(10)	“Business Day” means any day other than Saturdays, Sundays and any public holiday in China.

(11)

“Force Majeure” means occurrence of any event after the date of this Agreement which interferes performance of all or any part of this Agreement by any of the Parties and is beyond the control, unavoidable, insurmountable, unresolvable by any of the Parties, and unforeseeable upon execution of this Agreement. Such event includes, among others, earthquake, typhoon, floods, wars, international or domestic traffic interruption, acts of governmental authorities, COVID-19 epidemic and other events which shall be deemed as Force Majeure in general international commercial practice. For avoidance of any doubt, such event will not constitute Force Majeure under this Agreement unless it is beyond the control of, unavoidable, insurmountable and unresolvable by the Parties.

2.	Territory of Cooperation

Unless otherwise expressly provided under this Agreement, any and all cooperation and/or restrictions provided under this Agreement will be limited to the territory of the Mainland of China, excluding Taiwan, Hong Kong and Macau Special Administrative Regions.

3.	Contents of Cooperation

3.1.

The Parties agree that, unless this Agreement or relevant business agreements are terminated earlier as agreed by the Parties, each of them shall designate their respective Affiliates to, conduct or explore business cooperation in the following areas during the term of cooperation stipulated in this Agreement.

(1)	Tencent shall provide JD with physical e-commerce traffic entry, Tencent Cloud and Tencent map and other related services at the interface of Weixin as agreed by the Parties.

(2)	Tencent and JD shall conduct business cooperation in the areas of membership system, Tencent meetings, intelligent retail, advertising and placement, and enterprise services, etc.

(3)

In addition to the cooperation contemplated hereunder, the Parties agree to seek more in-depth strategic cooperation opportunities in a wider range of areas in the future to achieve a win-win situation.

3.2.	Service Price

With respect to the prices of the services provided under this Agreement, the Parties shall enter into separate agreements for the specific business, and both Party A and Party B may designate their business entities to sign specific cooperation agreements and JD shall pay the relevant fees to the business entities designated by Tencent as scheduled in accordance with the relevant separately signed agreements.

4.	Term and Termination of Cooperation

4.1.	This Agreement shall be effective as of May 27, 2022 after execution by the Parties and terminate automatically upon expiration of the Term of Cooperation provided under Section 4.2.

4.2.

The Term of Cooperation under this Agreement shall commence on May 27, 2022 and end on May 26, 2025 (the “Term of Cooperation”). The Term of Cooperation may be extended upon its expiry subject to agreement of the Parties. Notwithstanding the foregoing, if the Term of Cooperation is otherwise provided under this Agreement, such provision shall prevail.

4.3.	This Agreement may be early terminated:

(1).	by the Parties in agreement;

(2).	upon expiration of the Term of Cooperation, provided that the Parties fail to reach mutual agreement to extend the Term of Cooperation;

(3).

upon written notice by either Party, provided that any Force Majeure event continues for six (6) consecutive months, and such Force Majeure event causes the affected Party unable to perform its principal obligations under this Agreement; or

(4).	under any other circumstance agreed by the Parties.

4.4.

Upon expiration of this Agreement or its termination under Section 4.3, neither Party shall further perform this Agreement, provided that Sections 7, 11 and 12 of this Agreement shall survive such expiration or termination. If any breach of this Agreement occurs before such expiration or termination, the breaching Party shall be held liable under Section 11 of this Agreement. Any other post-termination matter and arrangement shall be dealt with and resolved through friendly consultations by the Parties based on then circumstances.

5.	Intellectual Properties

5.1.

Providing any and all materials, information and Intellectual Property thereof by any of the Parties and their respective Affiliates to the other Party for purpose of this Agreement will not change the ownership of such materials, information or any rights thereof, unless otherwise expressly provided under the Intellectual property transfer agreement separately agreed by the Parties.

5.2.

Unless otherwise expressly provided under this Agreement or any Intellectual Property authorization or license agreement separately agreed by the Parties, without prior written consent of the other Party, neither Party (or any of its Affiliates) may use or copy any patent, trademark, name, logo, business information, technology, data, information, domain name, copyright or any other Intellectual Property of the other Party, or apply to register any Intellectual Property which is similar to such Intellectual Property.

5.3.

Ownership of any new Intellectual Property developed by the Parties (including their respective Affiliates) in connection with the business cooperation contemplated hereunder shall be subject to separate agreement of the Parties.

5.4.

Any Party (and any of its Affiliates) shall indemnify any loss incurred by the other Party (and any of its Affiliates) arising from infringement upon any Intellectual Property or other valid right of the indemnified Party (and any of its Affiliates) by the indemnifying Party (and any of its Affiliates) in the course of cooperation hereunder or infringement upon any Intellectual Property or other valid right of any third party by or any product, service or material provided by the indemnifying Party (including any of its Affiliates).

5.5

The Parties undertake not to disparage or in any other way damage the trademarks, corporate names, domain names, etc. owned by the other Party, nor disparage, plagiarize, distort, damage or in any other way damage the products, Internet pages or websites of the other Party during the performance of this Agreement and after the expiration of this Agreement.

5.6	Neither Party shall use the other Party’s brand for commercial purposes after the termination of this Agreement or the expiration of the Term of Cooperation.

6.	Force Majeure

Any delay to perform this Agreement arising from any Force Majeure event will not constitute breach of this Agreement by any of the Parties. Neither Party will be liable for any damages arising thereof, provided such Party will make efforts to eliminate the cause of such delay and make best efforts (including without limitation seeking and using any alternative ways and methods) to eliminate any damage caused by such Force Majeure event, and notify the other Party of the occurrence and the potential damages of such force majeure within 15 Business Days (excluding the day of notice) when the elements of such force majeure are eliminated. During delayed performance of this Agreement, the Party encountering the force majeure event shall make reasonable alternative or take any other commercially reasonable action to facilitate performance of its obligations under this Agreement until such delay is eliminated.

7.	Non-disclosure

Each Party hereby undertakes to the other Parties that it shall hold all the Confidential Information in confidence, and the Confidential Information may not be disclosed to any third party without prior written consent of the other Party, except for: (1) any information which has been available to the general public not disclosed by the receiving Party or any of its Affiliates; (2) any information required for disclosure by any Applicable Law, competent government agency, security exchange, exchange rules or guidelines, under which circumstance and to the extent permitted by law, the disclosing Party will notify the other Party in advance so that the Parties will reach agreement regarding the scope and content of such disclosure, and the content of such disclosure shall be limited to the part of the information required to be disclosed by the aforementioned Applicable Law, competent governmental authorities, competent stock exchanges or relevant stock exchanges’ rules or regulations; or (3) any information provided by any Party to its legal or financial advisor on as-need basis, provided that such Party shall ensure that such legal or financial advisor will also comply with non-disclosure provisions equivalent to this Section 7. The Parties agree to use the Confidential Information provided by the other Party only in connection with this Agreement and, at the request of the furnishing Party, destroy or return such Confidential Information upon the end of this Agreement. Any Party will be liable for breach of this Section 7 by any of its Affiliates, their respective employees or advisors which breach will be deemed breach by such Party. This Section 7 shall survive any invalidity, termination or expiration of this Agreement for any reason or any invalidity or expiration of any provision of this Agreement for any reason.

8.	Taxes

Unless otherwise agreed by the Parties, each of the Parties will bear any and all of its own taxes arising from execution and performance of this Agreement.

9.	Representations and Warranties

9.1.	Each of the Parties represents and warrants to the other Party that:

(1)	It is a company duly incorporated and validly existing under the Applicable Law of its jurisdiction of incorporation;

(2)

It has the powers to enter this Agreement and to cause its Affiliates to perform the cooperation contemplated by this Agreement, and its authorized representative has the full authority to execute this Agreement on its behalf;

(3)

Its execution, delivery and performance of this Agreement requires no filing with or notice with any government agency, or license, consent, permit or any other approval from any government agency or any third party; and

(4)	It is capable to perform its obligations under this Agreement, and such performance will violate any provision of its articles of association or any other organizational document.

9.2.

If any legal document signed by it prior to the date of this Agreement has any conflict with any term of this Agreement, it will notify the other Party in writing in the principles of good faith, integrity and amicableness so that the Parties may resolve such conflict through negotiations. It will also be liable for any loss incurred by the other Party arising from such conflict.

9.3.

If any consent, agreement or approval from any third party is found necessary by any Party during its performance of this Agreement, it will notify the other Party in writing within 30 days and make best efforts to obtain such consent, agreement or approval; if such consent, agreement or approval fails to be obtained within a reasonable period, it will provide a resolution for such issue acceptable to the other Party.

10.	Notice and Delivery

10.1.

Any notice and other communication required or provided under this Agreement shall be in writing and shall be delivered to the recipient by personal delivery, registered mail, prepaid postage, commercial courier service or electronic mail to the address of the recipient set forth in the Section 10.2 hereof (the “Notice”). Each Notice shall be additionally delivered in electronic mail if such Notice is given in a form other than electronic mail. A Notice will be deemed duly delivered at the following times:

(1)	If the Notice is delivered by personal delivery, upon the date on which it is signed by the person notified or left at the address specified for Notice set forth in the Section 10.2 hereof.

(2)

If the Notice is delivered by registered mail, prepaid postage or commercial courier service, upon the date of receipt or rejection of such Notice by the notified person at the address specified for Notice set forth in the Section 10.2 hereof.

(3)

If the Notice is delivered by electronic mail, upon its successful transmission if the sending Party has received the system information indicating that the electronic mail was successfully sent or has not received the system information within 24 hours indicating that the electronic mail was not delivered or returned.

10.2.	For purpose of Notice, the address of each of the Parties is as follows:

Party A:

Address:	Tencent Binhai Towers, 33 Haitian 2nd Road, Nanshan District, Shenzhen, Guangdong Province

Post Code:	518064

Attention:	Compliance and Transaction Department

E-mail:	legalnotice@tencent.com

With copies to:

Address:	Tencent Binhai Towers, 33 Haitian 2nd Road, Nanshan District, Shenzhen, Guangdong Province

Post Code:	518064

Attention:	Investment and M&A Department

E-mail:	PD_Support@tencent.com

Party B:

Address:	20/F, Block B, JD Building, 18 Kechuang 11th Street, BDA, Beijing

Post Code:	100176

Attention:	LI Xi, Group Customer Cooperation Department

E-mail:	lixi11@jd.com

With copies to:

Address:	21/F, Block A, JD Building, 18 Kechuang 11th Street, BDA, Beijing

Post Code:	100176

Attention:	Yan Xinmiao, Legal Compliance & Intellectual Property Department

E-mail:	yanxinmiao@jd.com

10.3.	Each Party may change its address of Notice under this Agreement by sending a change notice to the other Party pursuant to this Section 10.

11.	Breach Liability

11.1.

If any Party (the “Breaching Party”) breaches any provisions of this Agreement, fails to perform its obligations under this Agreement, or perform any obligation contrary to those contained in this Agreement, it shall be deemed to have committed a breach of this Agreement (the “Breach”). The Breaching Party shall be liable to compensate the non-Breaching Party or its Affiliates for any losses or damages incurred due to such Breach.

11.2.

Each of the Parties understands and agrees that it execute this Agreement on behalf of itself and its Affiliates, and is obliged to cause and procure its Affiliates to comply and perform this Agreement.

12.	Governing Law and Dispute Resolution

12.1.

Execution, validity, interpretation, performance, amendment and termination of this Agreement and resolution of any dispute arising thereof shall be governed by and construed in accordance with the laws of the PRC.

12.2.	Dispute Resolution

(1).

Any dispute, conflict or claim arising out of or in connection with this Agreement (including without limitation (i) any right, obligation or liability relating to this Agreement, occurred prior to execution of this Agreement or un-relating to this Agreement; and (ii) any matter relating to formation, validity and termination of this Agreement) (the “Dispute”) shall be resolved by friendly negotiations between the Parties.

(2).

The Party claiming the Dispute (the “Claiming Party”) shall send a written notice to the other Party (the “Defending Party”) describing the Dispute and its applicable term under this Agreement accompanied with reasonable evidence. The Defending Party shall review the Dispute and make full discussion and negotiation with the Claiming Party within two (2) months upon receipt of such notice. During such discussion and negotiation, each of the Claiming Party and the Defending Party shall have the right to request additional evidence from the other Party, upon which request such the other Party shall provide all reasonable and necessary support.

(3).

If the Dispute fails to be resolved by the end of three (3) months after the date of its occurrence by the Parties in accordance with Sections 12.2(1) and 12.2(2) above, either Party may submit the Dispute to Shanghai International Economic and Trade Arbitration Commission (Shanghai International Arbitration Center) (the “Arbitral Tribunal”) for arbitration in Shanghai in accordance with the arbitration rules of the Arbitral Tribunal then in effect. The arbitration proceedings shall be conducted in Chinese. The arbitration tribunal shall consist of three (3) arbitrators, among which the Claiming Party and the Defending Party shall respectively appoint one (1), and the third arbitrator shall be appointed by the Arbitral Tribunal as the presiding arbitrator. The Parties agree that, either Party may appoint arbitrators from outside the panel of arbitrators of the Arbitral Tribunal. The arbitration award shall be final and binding upon all Parties to the arbitration. The costs and expenses of arbitration shall be borne or shared by the Party or Parties designated in the arbitration award. In the event that any Dispute has arisen or any Dispute is under arbitration, other than the matters under Dispute, the Parties may continue to exercise other respective rights under this Agreement and shall perform other respective obligations under this Agreement.

13.	Miscellaneous

13.1.

Any amendment or supplement to this Agreement shall be effective when made in writing and signed by the authorized representatives of the Parties or sealed by the Parties. Any amendment or supplement hereto duly executed by the Parties will be an integral part of and have the same effect with this Agreement.

13.2.

Without prior written consent of the other Party, neither Party may transfer any of its rights and obligations under this Agreement to any third party, except that it may designate its applicable Affiliates to perform certain matter in connection with the operation under this Agreement.

13.3.

During the Term of Cooperation of this Agreement, neither Party may make any negative comment in public on the other Party, including without limitation any comment regarding corporate image, branding, product design, development, application, business strategy and all other corporate or product information of the other Party.

13.4.

If any provision herein is held invalid, illegal or unenforceable, it will not affect the validity, legality or enforceability of the remainder of this Agreement; the Parties shall negotiate in good faith to address such invalid, illegal or unenforceable provision with the view to realizing the original business intent as much as possible.

13.5.	This Agreement is in ten (10) originals with each Party holding two thereof. Each original shall have the same effect.

(no text below)

IN WITNESS WHEREOF, the Parties hereto have respectively executed this Agreement on the date first above written.

Shenzhen Tencent Computer Systems Co., Ltd. (Seal)

By:	/s/ Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have respectively executed this Agreement on the date first above written.

Tencent Cloud Computing (Beijing) Company Limited (Seal)

By:	/s/ Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have respectively executed this Agreement on the date first above written.

Tencent Daditongtu (Beijing) Technology Company Limited (Seal)

By: /s/ Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have respectively executed this Agreement on the date first above written.

Chongqing JD Haijia E-Commerce Co., Ltd. (Seal)

By: /s/ Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have respectively executed this Agreement on the date first above written.

JD Cloud Computing Co., Ltd. (Seal)

By: /s/ Authorized Signatory